Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Partners
Energy Transfer Equity, L.P.:
We consent to the incorporation by reference in the registration statement No. 333-146298 on Form S-8 and registration statement No. 333-146300 on Form S-3 of Energy Transfer Equity, L.P. of our report dated February 18, 2011, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows, and partners' capital and noncontrolling interest for the period from May 26, 2010 to December 31, 2010 and the period from January 1, 2010 to May 25, 2010, of Regency Energy Partners LP included herein.

/s/ KPMG LLP
Dallas, Texas
November 13, 2013